EXHIBIT 10.22

Certain information has been excluded from this Exhibit 10.22 because it is both not material and is the type that the registrant treats as private or confidential.

ADVISORY AGREEMENT

THIS ADVISORY AGREEMENT (this “Agreement”) is entered into as of November 19, 2020 (the “Execution Date”), by and between Enhanced Capital Group, LLC, a Delaware limited liability company (“Advisor”), and Enhanced Permanent Capital, LLC, a Delaware limited liability company (“Company”), to be effective as of the Effective Time.

WHEREAS, Advisor desires to provide, and the Company desires to retain Advisor to provide, the Services (as such term is defined herein) subject to and in accordance with the terms and conditions set forth herein; and

WHEREAS, Advisor and Enhanced Capital Holdings, Inc., a Delaware corporation (“ECH”) have entered into an Administrative Services Agreement (the “ECH Services Agreement”), to be effective as of the Effective Time, pursuant to which ECH will provide its employees (“ECH Employees”) and certain services described in the ECH Services Agreement (“ECH Services”) to Advisor;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

As used herein, the following terms shall have the meanings indicated below:

“Existing Projects Fee” has the meaning set forth in Section 3.1(a) of this Agreement.

“Company” has the meaning set forth in the Recitals hereof.

“Company Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company dated as of the closing date under the SPA.

“Company Board” means the Board of Managers of the Company established pursuant to the Company Agreement.

“Confidential Information” means: (i) information submitted by a Person in connection with the negotiation or performance of this Agreement, (ii) all information designated by any such Person as, or information that would reasonably be expected to be, secret, confidential, company private or other similar classifications, including performance data, including but not limited to all material nonpublic information relating to such Person, (iii) all information in any such Person’s possession concerning or belonging to third Persons under a contractual or legal obligation to maintain confidentiality, (iv) information regarding the identity of any direct or indirect investor in such Person, (v) all data generated as a result of the Services rendered hereunder, and (vi) any and all documents, cards, tapes, discs and other media upon which such data or information is contained. Confidential Information excludes information (x) in the public domain, (y) independently acquired or developed without breach of any legal or contractual obligation, and (z) information commonly known among Persons familiar with the businesses similar to those conducted by Company and Advisor.

“ECH” has the meaning set forth in the Recitals hereof.

“ECH Employees” has the meaning set forth in the Recitals hereof.

“ECH Services” has the meaning set forth in the Recitals hereof.

“ECH Services Agreement” has the meaning set forth in the Recitals hereof.

“Effective Time” means the closing date of the SPA, after the closing of the purchase and sale contemplated by the SPA and after the closing and effectiveness of the transactions and other actions contemplated by the Reorganization Agreement (other than the effectiveness of this Agreement).

“Existing Project” means the Company’s and its Subsidiaries’ permanent capital funds, related portfolio companies and other activities initiated on or before the Effective Time.

“New Project” means the Company’s and its Subsidiaries’ permanent capital funds, related portfolio companies and other activities initiated after the Effective Time and that are not an Existing Project.

“New Project Fee” has the meaning set forth in Section 3.1(b) of this Agreement.

“Pre-Approved Authorizations Policy” has the meaning set forth in Section 2.2(c) of this Agreement.

“Person” means an association, firm, individual, partnership (general or limited), corporation, limited liability company, trust, financial institution, unincorporated organization, or other entity, or any federal, state, county, municipal, quasi-governmental entities or agencies or political subdivisions thereof, and entities created by the foregoing.

“Reorganization Agreement” means that certain Reorganization Agreement dated as of November 19, 2020, to be effective following the closing of the acquisition transaction contemplated by the SPA, by and among Advisor, Enhanced Tax Credit Finance, LLC, a Delaware limited liability company, Enhanced Capital Partners, LLC, a Delaware limited liability company, the Company, ECH and solely for purposes of section 3.1(c) thereof, Michael Korengold.

“Services” means the services described on Schedule I attached hereto and incorporated by reference herein, as such schedule may be amended by the unanimous agreement of the parties from time to time.

“SPA” means that certain Securities Purchase Agreement dated as of November 19, 2020, by and among P10 Intermediate Holdings LLC, a Delaware limited liability company, Advisor, Enhanced Capital Partners, LLC, a Delaware limited liability company, the seller parties set forth on Schedule A thereto, and solely for certain limited purposes specified therein, the parties set forth on Schedule B thereto, Stone Point Capital LLC, a Delaware limited liability company, and P10 Holdings, Inc., a Delaware corporation.

“Subsidiary” means, with respect to any Person, any other Person of which (a) more than 50% of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests, or (iii) the capital or profit interests, in each case, is beneficially owned, directly or indirectly, by such first Person; or (b) the power to vote or to direct the voting of sufficient securities to elect a majority of the board of directors or similar governing body is held by such first Person.

“Term” means shall have the meaning set forth in Section 4.1 of this Agreement.

ARTICLE II

TERM; SERVICES

2.1 Term. The term of this Agreement, and all obligations of the parties hereunder, shall commence at the Effective Time and continue until terminated pursuant to the termination provisions of Article IV.

2.2 Services.

(a) Company hereby engages Advisor to provide to and perform for Company and its Subsidiaries, and Advisor hereby accepts such engagement and agrees to provide to and perform for Company and its Subsidiaries, the Services, upon the terms and subject to the conditions set forth herein. Advisor shall provide personnel and resources as necessary to fulfill its responsibilities under this Agreement. Advisor shall not enter into any sub-advisor or subcontractor relationships or otherwise delegate responsibilities in connection with performing the Services unless approved in writing by Company (which approval may be granted, conditioned or withheld in its sole discretion). Notwithstanding the foregoing, Company acknowledges that Advisor may utilize ECH Employees or ECH Services to perform the Services.

(b) Advisor shall perform its obligations hereunder during the term of this Agreement (i) in a good and workmanlike manner, using such standard of care, diligence and skill that a reasonably prudent consultant or advisor would exercise in comparable circumstances, and (ii) in accordance with all laws and regulations applicable to the Services as from time to time in effect during the term of this Agreement. Advisor agrees to act during the term of this Agreement at all times on a basis which is honest, fair and reasonable with a view to the best interests of Company and its Subsidiaries.

(c) Advisor shall not be authorized to act in the name of or bind Company or any of its Subsidiaries, and under no circumstances whatever may Advisor act or hold itself out as the agent or representative of Company or any of its Subsidiaries. Any actions taken by the Company that are recommended or advised to be taken by the Advisor, must be approved by the

Company Board; provided, however, that Advisor may execute transactions for and on behalf of Company and its Subsidiaries if so authorized in writing in advance by the Company Board. Such authorization may be specific with respect to a particular transaction or may be general with respect to any class or category of transactions and, in such event, may be limited as to the maximum permissible amount. The initial classes and categories of pre-approved authorizations, and the amounts thereof, are set forth in the pre-approved authorizations policy attached hereto as Exhibit A (as the same may be amended from time to time, the “Pre-Approved Authorizations Policy”). The Pre-Approved Authorizations Policy may be amended or withdrawn at any time in the sole discretion of, and only by written notice approved by, the Company Board, effective upon delivery of such notice to the Advisor. All other authorizations relating to the advice provided by Advisor shall be made solely and exclusively by Company, and in the name of Company.

(d) Advisor shall for all purposes be deemed to be, and shall be, an independent contractor and shall, unless otherwise expressly provided or authorized as specified in Section 2.2(c) hereof, have no authority to act for or represent Company or any of its Subsidiaries in any way or otherwise be deemed an agent of Company or any of its Subsidiaries for any purpose whatever. The parties to this Agreement further acknowledge that they are neither partners nor joint venturers, and nothing in this Agreement shall be construed to create a partnership or a joint venture and neither party shall be liable to the other or any third party as such.

2.3 Advisor’s Right of Ingress and Egress. Company hereby grants to Advisor the right of ingress and egress to Company’s facilities for purposes of providing and performing the Services in accordance with this Agreement. Such right is granted to those individuals having duties to perform in Company’s facilities hereunder. Advisor’s and its employees’ and contractors’ ingress and egress shall, at all times, be conducted in accordance with the health, safety, security, confidentiality and environmental requirements and/or concerns established from time to time by Company.

2.4 Indemnification.

(a) Company agrees to indemnify, defend, and hold harmless Advisor and each of its members, stockholders, partners, officers, directors, employees, agents, attorneys, representatives, successors, and assigns and each of their respective affiliates (but not ECH or such other Persons in their capacity as service providers under the ECH Services Agreement) from any liability, damages, losses, claims, expenses, costs and attorneys’ fees of any nature, kind, or description of any person or entity arising out of, caused by, or resulting from Company’s breach of this Agreement.

(b) Advisor agrees to indemnify, defend, and hold harmless Company and each of its members, stockholders, partners, officers, directors, employees, agents, attorneys, representatives, successors, and assigns and each of their respective affiliates from any liability, damages, losses, claims, expenses, costs and attorneys’ fees of any nature, kind, or description of any person or entity arising out of, caused by, or resulting from Advisor’s breach of this Agreement.

(c) Each indemnified party shall give prompt notice to the indemnifying party of any indemnifiable claim hereunder and shall cooperate with such other party and its counsel in the defense of such claims or lawsuits. The indemnification provided for in this Section 2.4 shall (i) not be limited to damages, compensation, or benefits payable under insurance policies, workers’ compensation acts, or other employee benefit acts and (ii) be subject to the limitations set forth in Sections 3.2 and 3.3, as applicable.

2.5 Books and Records. Each of Advisor and Company shall maintain proper and complete books, records and documents relating to the Services provided by Advisor hereunder (and Company’s and its Subsidiaries’ transactions and business resulting therefrom) at such Person’s principal place of business (or at such other location approved by the other party) and shall be retained for at least six years after the effective date of any expiration or termination of this Agreement. Each of Advisor and Company and its duly authorized representatives may, during or after the term of this Agreement, visit and inspect any of the properties owned or leased by the other party, examine its books of account, records, reports and other papers (including but not limited to documentation supporting such party’s and its Subsidiary’s historic investment performance and track record) relating to the Services provided by Advisor hereunder (and Company’s and its Subsidiaries’ transactions resulting therefrom), make extracts or copies therefrom, and discuss the affairs, finances and accounts of the other party relating thereto and its accountants (and by this provision each party authorizes said accountants to discuss with the other party and its representatives the finances and affairs of such party relating to such matters), all at such reasonable times and as often as reasonably requested. The rights and obligations of the parties under this Section 2.5 shall survive any expiration or termination of this Agreement.

2.6 Reports. With reasonable promptness, Advisor shall deliver such reports and information available to Advisor relating to the Services provided by Advisor hereunder (and Company’s and its Subsidiaries’ transactions related thereto) as Company and its Subsidiaries may from time to time reasonably request.

ARTICLE III

COMPENSATION; PAYMENT

3.1 Compensation.

(a) Existing Project Compensation. Schedule II sets forth, for each calendar year during the primary term of this Agreement, the fixed fee (the “Existing Projects Fee”) payable by Company to Advisor with respect to such calendar year for providing Services with respect to Existing Projects. The Existing Projects Fee will not be subject to any discounts, rebates, refunds, credits, price concessions, incentives, performance bonuses, penalties or other similar items. Each year’s Existing Projects Fee shall be earned daily, with 1/365th of the applicable year’s Existing Projects Fee earned each day (1/366th in a leap year), and paid quarterly in arrears. The Advisor will endeavor to invoice each calendar quarter’s (or portion thereof) allocable portion of the Existing Projects Fee by the 5th business day following the end of the applicable quarter, and each invoice shall be due and payable within 10 days of receipt. Any invoice not paid within 30 days of receipt shall be subject to an interest charge of five percent (5%) per annum on the amount due from the original due date until paid in full. Upon termination of the Agreement, a final invoice will be issued for all Existing Projects Fee earned from the end of the most recent invoiced calendar quarter through the effective date of termination, which shall be due and payable within 10 days of receipt and, if not paid within 30 days of receipt, shall be subject to an interest charge of five percent (5%) per annum on the amount due from the original due date until paid in full.

(b) New Project Compensation. In addition to the Existing Projects Fee, for each New Project undertaken by Company or any of its Subsidiaries, Company shall pay Advisor a fixed fee payable over the life of the New Project for providing Services with respect to such New Project, in an amount to be agreed by Company and Advisor at the time the New Project is begun (the “New Project Fee”). For each New Project, Advisor and Company shall enter into a supplement to this Agreement in the form of Exhibit B hereto (each, a “Supplement”) which shall specify the fixed New Project Fee for such New Project and the amount thereof allocable to each calendar year in which Services are to be provided with respect to the New Project. Each Supplement shall become effective upon its approval by Company’s board of managers and execution by Advisor and Company. New Project Fees will not be subject to any discounts, rebates, refunds, credits, price concessions, incentives, performance bonuses, penalties or other similar items. Each year’s New Project Fees shall be earned daily, with 1/365th of the applicable year’s New Project Fees earned each day (1/366th in a leap year), and paid quarterly in arrears. The Advisor will endeavor to invoice each calendar quarter’s (or portion thereof) allocable portion of the New Project Fees by the 5th business day following the end of the applicable quarter, and each invoice shall be due and payable within 10 days of receipt. Any invoice not paid within 30 days of receipt shall be subject to an interest charge of five percent (5%) per annum on the amount due from the original due date until paid in full. Upon termination of the Agreement, a final invoice will be issued for all New Project Fees earned from the end of the most recent invoiced calendar quarter through the effective date of termination, which shall be due and payable within 10 days of receipt and, if not paid within 30 days of receipt, shall be subject to an interest charge of five percent (5%) per annum on the amount due from the original due date until paid in full.

3.2 No Additional Compensation Payable upon Termination of Agreement. Upon any termination of this Agreement for any reason, Advisor shall be entitled to receive its earned fees as provided in Section 3.1. Except as otherwise set forth in Section 2.4 or Section 3.1, Advisor shall not be entitled to any severance or other compensation after the effective date of any termination of this Agreement.

3.3 Survival of Payment Obligations. The rights and obligations of the parties under this Article III shall survive any termination of this Agreement.

ARTICLE IV

TERMINATION

4.1 Termination Rights. The term of this Agreement shall commence on the Effective Date and end, if not terminated earlier pursuant to this Agreement, on the seventh anniversary of the Effective Date (as such period may be extended pursuant to the following sentence, the “Term”). Upon each anniversary date on which this Agreement would otherwise expire, the Term shall renew automatically for one additional one year period, unless either Party gives written notice no less than 90 days prior to the expiration of the Term that it does not intend to extend the term. Notwithstanding the foregoing provisions of this Section 4.1, either Company or Advisor may terminate this Agreement at any time for any reason, by giving written notice of termination to the other party, such termination to be effective 30 days after the receipt of such notice. Notwithstanding anything to the contrary in this Agreement, if the closing does not occur pursuant to the terms of the SPA, this Agreement will terminate concurrently with the termination of the SPA.

4.2 Effect of Termination or Expiration. Upon any termination of this Agreement, neither party shall have any further right, liability or obligation hereunder after the effective date of such termination except in respect of (a) any liability or obligation arising out of such party’s (i) failure to perform any obligation or to comply with any covenant or agreement on its part, in each case, in all material respects and with respect to obligations or covenants to be performed or complied with hereunder prior to termination, or (ii) material breach of any of its representations or warranties contained herein; (b) any liability or obligation hereunder which was earned, accrued or incurred under the terms hereof prior to the effective date of such termination, but which remains unsatisfied or undischarged on the effective date of such termination, subject to Section 3.2 and Section 3.3 hereof; or (c) any right, liability, obligation or provision which survives any such termination as expressly provided herein.

ARTICLE V

CONFIDENTIAL DATA

5.1 General. Each party acknowledges and agrees that all Confidential Information received from the other party and its Subsidiaries is strictly confidential and that the receiving party shall take reasonable steps to implement any and all procedures necessary to safeguard the confidentiality of such Confidential Information of the disclosing party.

5.2 Specific Obligation Regarding Third Parties. All Confidential Information is and shall remain the sole property of the Person submitting the same, and the receiving party shall not disclose, use, copy or permit to be copied any Confidential Information of the disclosing party except as otherwise permitted under this Section 5.2. The receiving party shall, upon request of disclosing party, return such Confidential Information to its owner upon any termination of this Agreement. Without limiting the generality of the foregoing, the receiving party specifically agrees (a) to take reasonable precautions not to disclose or otherwise permit to any other Person access to, in any manner, the Confidential Information of the disclosing party or any part thereof except as such access shall be required by an employee or independent contractor in the course of his or her employment or engagement; (b) to take reasonable precautions to assure that employees, agents, representatives, independent contractors, licensees, invitees and guests of the receiving party are advised of the confidential nature of the Confidential Information and to require by agreement or otherwise that they are prohibited from copying (other than as required to perform their duties) or revealing for any purpose whatsoever the Confidential Information or any part thereof; (c) to notify the disclosing party promptly and in writing of the circumstances known to the receiving party surrounding any possession, use or knowledge of the Confidential Information by any Person other than those authorized by this Section 5.2; (d) immediately upon receipt by the receiving party of any legal process (whether initiated by private parties or governmental agencies) requesting access to Confidential Information under the receiving party’s control, to transmit such request to the disclosing party, and not to divulge such Confidential Information in response to such legal process without the disclosing party’s written consent (it being understood that the receiving party shall undertake the burden of opposing such process if the disclosing party should deem it necessary and shall agree to indemnify in writing the receiving party for any costs or penalties incurred by the receiving party in connection with its refusal to comply with such process); (e) to take reasonable precautions not to use, provide, make available, or permit the use of the Confidential Information or any part thereof in any form whatsoever, whether gratuitously or for valuable consideration, to or for the benefit of any other Person except as otherwise permitted by this Section 5.2; (f) to take at the receiving party’s expense to the extent it was at fault in permitting access to the Confidential Information and otherwise at the disclosing party’s expense, subject to the disclosing party’s control, any legal action reasonably necessary to prevent unauthorized use of such Confidential Information by any third Person that has gained access to the Confidential Information, due, at least in part, to the fault of the receiving party; and (g) to take any and all other reasonable actions deemed necessary or appropriate by the disclosing party, at the disclosing party’s expense and subject to the disclosing party’s control, to assure the continued confidentiality and protection of the Confidential Information and to prevent access to the Confidential Information by any Person not authorized under this Section 5.2.

5.3 Survival of Confidentiality. The rights and obligations of the parties under this Article V shall survive any termination of this Agreement.

ARTICLE VI

MISCELLANEOUS

6.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Company:

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If to Advisor:

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With a copy to:

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or at such other address as may be substituted by giving the other parties advance written notice of such change of address in accordance with the provisions hereof.

6.2 Entire Agreement; Effective Time. This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings, inducements, or conditions, express or implied, oral, or written. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing approved by Advisor and the Company Board. The terms and provisions of this Agreement shall be effective as of the Effective Time. If the Closing (as defined in the SPA) does not occur pursuant to the terms of the SPA, this Agreement will terminate concurrently with the termination of the SPA.

6.3 Assignment. Advisor shall not (by operation of law or otherwise) assign, transfer, pledge, mortgage, delegate, subcontract or otherwise hypothecate this Agreement or any of its right, interests or obligations hereunder (except as contemplated hereby in respect of the ECH Services Agreement) without first obtaining the prior written consent of the Company Board, which consent may be granted, delayed, conditioned or withheld in the Company Board’s sole discretion; provided that Advisor may, without the consent of the Company Board, (i) assign this Agreement and any of its rights, interests and obligations hereunder in connection with the sale, transfer, assignment, or other disposition of all or substantially all of its assets (including, without limitation, by way of merger or consolidation or otherwise) and (ii) pledge this Agreement and any of its rights, interests and obligations hereunder as collateral securing the payment and performance of the obligations of Advisor and its affiliates under (x) that certain Credit and Guaranty Agreement, dated as of October 7, 2017 (as amended, restated, supplemented and otherwise modified from time to time, including by the Fifth Amendment thereto, the “HPS Credit Agreement”), by and among P10 RCP HoldCo, LLC, as borrower, the guarantors party thereto, the lenders party thereto and HPS Investment Partners, LLC, as administrative agent and collateral agent and (y) any credit agreement, loan agreement or other financing agreement that refinances or replaces the HPS Credit Agreement. Company shall not (by operation of law or otherwise) assign, transfer, pledge, mortgage, delegate, subcontract or otherwise hypothecate this Agreement or any of its right, interests or obligations hereunder, without first obtaining the prior written consent of Advisor, which may be granted, delayed, conditioned or withheld in Advisor’s sole discretion; provided that Company may, without the consent of Advisor, assign this Agreement and any of its rights, interests and obligations hereunder in connection with the sale, transfer, assignment, or other disposition of all or substantially all of its assets (including, without limitation, by way of merger or consolidation or otherwise). Except for the provisos in the immediately preceding two sentences, no assignment or other transfer permitted by this Section 6.3 shall operate as a release of the assignor’s obligations or liabilities hereunder, and the assignor shall remain liable hereunder notwithstanding such assignment or other transfer. In the event of any assignment permitted by this Section 6.3, an instrument of assignment shall be executed by the assignee and shall expressly state that the assignee assumes all of the applicable obligations and liabilities of the assignor contained herein. Any assignment or transfer in violation of this Section 6.3 is void and not effective.

6.4 No Third-Party Beneficiaries. Except as set forth in Section 2.4, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

6.5 Costs. Except as otherwise specifically provided herein, each party shall be solely responsible for all of its costs, salaries and other expenses incurred in connection with the performance of its obligations hereunder, and the other party hereto shall have no liability, obligation, or responsibility therefor.

6.6 Attorneys’ Fees. The prevailing party in any dispute between the parties arising out of the interpretation, application or enforcement of any provision hereof shall be entitled to recover all of its reasonable attorneys’ fees and costs whether suit be filed or not, including without limitation costs and attorneys’ fees related to or arising out of any arbitration proceeding, trial or appellate proceedings.

6.7 No Implied Covenants. Each party, against the other, waives and relinquishes any right to assert, either as a claim or as a defense, that the other is bound to perform or liable for the nonperformance of any implied covenant or implied duty or implied obligation.

6.8 Schedules, Exhibits and Attachments. All Schedules, Exhibits and other attachments referred to herein and attached hereto are by this reference incorporated herein and made a part hereof for all purposes as if fully set forth herein.

6.9 Payments in U.S. Dollars. All dollar amounts set forth in this Agreement are expressed in, and shall be payable in, United States dollars.

6.10 Further Assurances. Each party hereto shall execute and deliver such instruments and take such other actions as may be reasonably requested in order to carry out the intent of this Agreement or to better evidence or effectuate the transactions contemplated herein.

6.11 Survival. In addition to any provision that by its terms survives the termination of this Agreement, the provisions of Sections 2.4, 2.5 and 4.2, Article III, Article V and this Article VI shall survive termination of this Agreement.

6.12 SPA Provisions. The following provisions from the SPA shall apply mutatis mutandis to this Agreement (and are hereby incorporated herein): Sections 11.3 (Waiver), 11.5 (Interpretation), 11.8 (Governing Law), 11.13 (Severability), 11.15 (Counterparts), 11.16 (Facsimile of .pdf Signature), 11.17 (Time of Essence), and 11.18 (No Presumption Against Drafting Party).

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the Execution Date.

ENHANCED PERMANENT CAPITAL, LLC

By:	/s/ Michael Korengold
Name: Michael Korengold
Title: Chief Executive Officer

ENHANCED CAPITAL GROUP, LLC

By:	/s/ Michael Korengold
Name: Michael Korengold
Title: Chief Executive Officer

SIGNATURE PAGE TO ADVISORY AGREEMENT

SCHEDULE I

A. Services with Respect to Existing Projects

•	Staffing dedicated teams that will monitor covenant compliance with each portfolio company obligation;

•	Collecting scheduled interest and principal payments;

•	Attending board meetings as an observer;

•	Assisting companies in identifying follow-on or take-out equity or debt financing opportunities;

•	Collecting and maintaining all impact statistics including job creation and retention data from portfolio companies and preparing required reports to program regulators;

•	For early refinancing’s during the life of the fund, finding and recommending new opportunities to re-deploy capital in qualified portfolio companies that meet the specified investment criteria;

•	Performing the underwriting analysis for all such opportunities and negotiating documentation reflecting the loan;

•	Prior to funding each re-deployment loan, applying for and receiving approval that such loan meets the specified investment criteria;

•	Working with outside auditors to complete timely audits including valuation of fund assets;

•	Maintaining compliance with fund leverage provider and ensuring timely payment of debt service;

•

Providing accounting services including preparation of quarterly and annual financials, working with auditors to produce audited financial statements and all other accounting functions requested by Company;

•

Providing data processing services including telephone and telecopy services, computer services (including email), technology services, clerical services, administrative services, maintenance of books and records, management of information systems and other data processing services or customary overhead or administrative support as requested by Company from time to time;

•

Providing marketing and fund raising services for Company and its Subsidiaries, including development of marketing materials, assisting with the appropriate use of applicable track records, interfacing with the SEC or other agencies and utilizing the “platform” and relationships of Advisor and its Subsidiaries to assist Company with the development of new products;

•

Maintaining and providing information relating to the amounts of invested capital in Company funds and portfolio companies, realized cash proceeds and returns, multiple of invested capital returned to investment vehicles, historical financial performance and all other information necessary or desirable in connection with fund raising; and

•	Providing employees (which may include ECH Employees) to perform the foregoing services.

All of the services referenced above with respect to Existing Projects are an integrated bundle of services, provided each day as a single performance obligation over each annual period during the life of the Existing Projects. Advisor will perform all such services during each annual period in exchange for the Existing Projects Fee allocated to that annual period.

Schedule I

B. Services with Respect to New Projects

•	Staffing each fund to find and recommend potential permanent capital portfolio company transactions that qualify to meet the specific investment criteria;

•	Assessing and analyzing the credit profile for each potential transaction including the cash flow analysis, collateral package and ancillary credit support;

•	Managing the interface with the program regulator to seek pre-approval of all transactions and negotiate loan documentation with each prospective portfolio company;

•	During the life of the fund loan, monitoring covenant compliance with each portfolio company obligation;

•	Collecting scheduled interest and principal payments;

•	Attending board meetings as an observer;

•	Assisting companies in identifying follow-on or take-out equity or debt financing opportunities;

•	Collecting and maintaining all impact statistics including job creation and retention data from portfolio companies;

•	Preparing required reports to program regulators;

•

For early refinancing’s during the life of the fund, finding and recommending new opportunities to re-deploy capital in qualified portfolio companies businesses that meet the permanent capital fund specified investment criteria;

•	Performing the underwriting analysis for all such opportunities and negotiating documentation reflecting the loan;

•	Prior to funding each re-deployment loan, applying for and receiving approval that such loan meets the applicable fund specified investment criteria;

•	Working with outside auditors to complete timely audits, including valuation of fund assets portfolio companies;

•	Maintaining compliance with fund leverage provider and ensuring timely payment of debt service;

•

Providing accounting services including preparation of quarterly and annual financials, working with auditors to produce audited financial statements and all other accounting functions requested by Company;

•

Providing data processing services including telephone and telecopy services, computer services (including email), technology services, clerical services, administrative services, maintenance of books and records, management of information systems and other data processing services or customary overhead or administrative support as requested by Company from time to time;

•

Providing marketing and fund raising services for Company and its Subsidiaries, including development of marketing materials, assisting with the appropriate use of applicable track records, interfacing with the SEC or other agencies and utilizing the “platform” and relationships of Advisor and its Subsidiaries to assist Company with the development of new products;

Schedule I

•

Maintaining and providing information relating to the amounts of invested capital in Company funds and portfolio companies, realized cash proceeds and returns, multiple of invested capital returned to investment vehicles, historical financial performance and all other information necessary or desirable in connection with fund raising; and

•	Providing employees (which may include ECH Employees) to perform the foregoing services.

All of the services referenced above with respect to New Projects are an integrated bundle of services, provided each day as a single performance obligation over each annual period during the life of the New Projects. Advisor will perform all such services during each annual period in exchange for the New Project Fee allocated to that annual period.

Schedule I

SCHEDULE II

Costs and Expenses

Year	Existing Projects Fee
[ ]	[ ]
[ ]	[ ]
[ ]	[ ]
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Schedule II

EXHIBIT A

Pre-Approved Authorizations Policy

EXHIBIT B

Supplemental Agreement No. [___] to Advisory Agreement